Exhibit 10.1
FIRST AMENDMENT

TO

THIRD AMENDED AND RESTATED LOAN AGREEMENT

This First Amendment to Third Amended and Restated Loan Agreement (this “Amendment”) is made as of the 12th day of May, 2008, by and among

Brown Brothers Harriman & Co. (hereinafter, the “Administrative Agent”), a general partnership organized under the laws of the State of New York with offices at 40 Water Street, Boston, Massachusetts 02109; and

TD Banknorth, N.A. (hereinafter, the “Documentation Agent”) a national banking association with offices at 7 New England Executive Park, Burlington, Massachusetts 01803; and

Bank of America, N.A. (hereinafter, the “Syndication Agent”), and, together with the Administrative Agent and the Documentation Agent, the “Agents”), a national banking  association with offices at 100 Federal Street, Boston, Massachusetts 02110, as Agents on behalf of Brown Brothers Harriman & Co., TD Banknorth, N.A., Bank of America, N.A., and the other financial institutions which may hereafter become parties to the Loan Agreement (as defined below) (each such party a “Lender” and collectively the “Lenders”),

and

Dynamics Research Corporation (hereinafter, the “Lead Borrower”), a Massachusetts corporation, with its principal executive offices at 60 Frontage Road, Andover, Massachusetts, as agent for itself and each of

DRC International Corporation (“International”), a Massachusetts corporation with its principal executive offices at 60 Frontage Road, Andover, Massachusetts; and

H.J. Ford Associates, Inc. (“H.J. Ford”), a Delaware corporation with its principal executive offices at 60 Frontage Road, Andover, Massachusetts,

(each of the Lead Borrower, International, and H.J. Ford, being sometimes hereinafter referred to individually as a “Borrower” and collectively as the “Borrowers”).

WHEREAS, the Borrowers, the Lenders and the Agents are parties to a certain Third Amended and Restated Loan Agreement dated September 29, 2006 (as may be amended and in effect from time to time, the “Loan Agreement”);

WHEREAS, the Borrowers have requested that the parties hereto amend the Loan Agreement to modify certain covenants contained therein and certain other provisions of the Loan Agreement; and

WHEREAS, the Agents and the Lenders each agree to modify and amend certain provisions of the Loan Agreement, subject to the terms and conditions set forth herein;

NOW THEREFORE, as an additional inducement for the Lenders to maintain the revolving credit facilities on the terms and conditions set forth in the Loan Agreement as amended hereby, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Borrowers and the other parties to the Loan Agreement covenants and agrees as follows:

1.           Definitions.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.

2.           Amendments to Loan Agreement.

(a)	Section 7.10 of the Loan Agreement is hereby amended by deleting the following text appearing therein in its entirety:

“7-10. Net Profit.

The Borrowers shall earn a minimum Consolidated Net Income, as determined in accordance with GAAP, of at least $1.00, measured quarterly as of the end of each fiscal quarter of each fiscal year on a cumulative basis as and for each such fiscal year.”

and substituting the following text therefor:

“7-10. Net Profit.

The Borrowers shall earn a minimum Consolidated Net Income, as determined in accordance with GAAP, of at least $1.00, measured quarterly as of the end of each fiscal quarter of each fiscal year on a cumulative basis as and for each such fiscal year; provided, however, the calculation of Consolidated Net Income for the periods ending June 30, 2008, September 30, 2008 and December 31, 2008 shall not include a reserve for a one-time pre-tax charge in an amount up to $8,900,000 (the “2008 Reserve”) in connection with the resolution of certain litigation involving the Lead Borrower, as more particularly described in paragraph 2 of Exhibit 5-17.”

(b)	Exhibit 5-17 to the Loan Agreement is hereby deleted and replaced with the text attached hereto as Exhibit A.

(c)	Section 5-27(a) of the Loan Agreement is hereby amended by deleting the “.” at the end of the Section and substituting therefor:

“, and other than the 2008 Reserve.”

3.           Waiver.                        The Agents and the Lenders hereby waive (i) the Borrowers’ failure to comply with Section 7.10 of the Loan Agreement (Consolidated Net Income requirement) for the period ending March 31, 2008 and (ii) any Event of Default pursuant to Section 8-10 and 8-17 of the Loan Agreement arising solely and directly from the 2008 Reserve.  The waiver contained in clause (i) above is a one-time waiver and relates solely to the period ending March 31, 2008.  Except to the limited extent expressly provided herein, nothing contained in this waiver shall be construed to modify the Loan Agreement or to modify, waive, impair, or affect any of the covenants, agreements, terms and conditions thereof, or to waive the due keeping, observance and/or performance thereof.

4.           Amendment Fee.  In consideration of the Agents and the Lenders entering into this Amendment, the Borrowers shall pay to the Administrative Agent, for the benefit of the Lenders, a fee (the “Amendment Fee”) in the amount of Fifteen Thousand Dollars ($15,000.00) upon the execution of this Amendment, which Amendment Fee shall be deemed fully earned as of the date hereof and shall be distributed by the Administrative Agent to the Lenders (with each Lender to receive Five Thousand Dollars ($5,000.00)).

5.           Conditions to Effectiveness.  This Amendment shall not be effective until each of the following conditions precedent have been fulfilled to the satisfaction of the Administrative Agent:

(a)	This Amendment shall have been duly executed and delivered by the Borrowers, the Administrative Agent and the Lenders and the Administrative Agent shall have received a fully executed copy hereof.

(b)
The Administrative Agent shall have received such other documents, instruments, and certificates relating to the transactions contemplated by this Amendment as may be reasonably requested by the Administrative Agent.

(c)	The Administrative Agent shall have received the Amendment Fee from the Borrowers.

(d)	No default or Event of Default shall be continuing immediately after giving effect to the execution of this Amendment.

6.           Ratification of Loan Documents.  Except as specifically amended or modified in this Amendment, all of the terms and conditions of the Loan Agreement and each of the other Loan Documents shall remain in full force and effect.  Each of the Borrowers hereby ratifies, confirms, and reaffirms all representations, warranties, and covenants contained therein.  Each of the Borrowers hereby represents and warrants that, on the date hereof, no default or Event of Default exists.  Each of the Borrowers further acknowledges, confirms and agrees that the Borrowers do not have any offsets, defenses, or counterclaims against the Agents or the Lenders arising out of the Loan Agreement or the other Loan Documents, and to the extent that any such offsets, defenses, or counterclaims may exist, each of the Borrowers hereby WAIVES and RELEASES the Agents and the Lenders therefrom.

7.           Miscellaneous.

(a)
This Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.

(b)
This Amendment expresses the entire understanding of the parties with respect to the transactions contemplated hereby.  No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

(c)
Any determination that any provision of this Amendment or any application hereof is invalid, illegal or unenforceable in any respect and in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality or enforceability of any other provisions of this Amendment.

(d)
The Borrowers each warrant and represent that each such Borrower has consulted with independent legal counsel of such Borrower’s selection in connection with this Amendment and is not relying on any representations or warranties of the Agents or the Lenders, or their respective counsels, in entering into this Amendment.

(e)           Except as expressly provided herein, the amendments set forth herein shall be effective as of the date of this Amendment.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as a sealed instrument as of the date first set forth above.

DYNAMICS RESEARCH CORPORATION
(“Lead Borrower and Borrower”)

By:	/s/ David Keleher
Name:	David Keleher
Title:	Senior Vice President - Finance, CFO and Treasurer

DRC INTERNATIONAL CORPORATION
(“Borrower”)

By:	/s/ David Keleher
Name:	David Keleher
Title:	Vice President - Finance and CFO

H.J. FORD ASSOCIATES, INC.
(“Borrower”)

By:	/s/ David Keleher
Name:	David Keleher
Title:	Treasurer, CFO and Assistant Secretary

[Signature Page to First Amendment to
Third Amended and Restated Loan Agreement]

BROWN BROTHERS HARRIMAN & CO.
(“Administrative Agent and Lender”)

By:	/s/ Daniel G. Head Jr.
Name:	Daniel G. Head Jr.
Title:	S.V.P.

TD BANKNORTH, N.A.
(“Documentation Agent and Lender”)

By:	/s/ Jeffrey R. Westling
Name:	Jeffery R. Westling
Title:	Senior Vice President

BANK OF AMERICA, N.A.
(“Syndication Agent and Lender”)

By:	/s/ Jean S. Manthorne
Name:	Jean S. Manthorne
Title:	Senior Vice President

[Signature Page to First Amendment to
Third Amended and Restated Loan Agreement]

EXHIBIT A

Exhibit 5-17

DYNAMICS RESEARCH CORPORATION

Litigation

1.           As a defense contractor, the Company is subject to many levels of audit and review from various government agencies, including the Defense Contract Audit Agency, various inspectors general, the Defense Criminal Investigation Service, the Government Accountability Office, the Department of Justice and Congressional Committees. Both related to and unrelated to its defense industry involvement, the Company is, from time to time, involved in audits, lawsuits, claims, administrative proceedings and investigations. The Company accrues for liabilities associated with these activities when it becomes probable that future expenditures will be made and such expenditures can be reasonably estimated. Except as noted below, the Company does not presently believe it is reasonably likely that any of these matters would have a material adverse effect on the Company’s business, financial position, results of operations or cash flows. The Company’s evaluation of the likelihood of expenditures related to these matters is subject to change in future periods, depending on then current events and circumstances, which could have material adverse effects on the Company’s business, financial position, results of operations and cash flows.

2.           On October 26, 2000, two former Company employees were indicted and charged with conspiracy to defraud the United States Air Force, and wire fraud, among other charges, arising out of a scheme to defraud the United States out of approximately $10 million. Both men subsequently pled guilty to the principal charges against them. On October 9, 2003, the United States Attorney filed a civil complaint in the United States District Court for the District of Massachusetts against the Company based in substantial part upon the actions and omissions of the former employees that gave rise to the criminal cases against them. In the civil action, the United States is asserting claims against the Company. These claims, which cannot lead to multiple awards, are based on the False Claims Act, the Anti-Kickback Act, and breach of contract for which the government estimates damages at approximately $24 million, $20 million and $10 million, respectively. The United States Attorney also seeks recovery on certain common law claims and equitable claims as for recovery of costs, and interest on breach of contract damages. The Company estimates the maximum awardable amount of damages to be $26 million. On February 14, 2007, the U.S. Attorney filed a motion for summary judgment as to liability and as to damages in this matter. On March 31, 2008, the Court issued a Memorandum on Summary Judgment Motion granting summary judgment in favor of the Government on the breach of contract, False Claims Act and Anti-Kickback Act claims but, due to substantial disputed facts, denied summary judgment on damages.  The Court has scheduled a status conference on June 10, 2008. Upon completion of the proceedings in District Court to determine the amount of damages, if any, for which the Company is liable, the Company would consider appealing the District Court’s decision granting summary judgment to the Government depending on the outcome. Nevertheless, the Company believes the Court Memorandum of March 31, 2008 substantially narrows the range of likely outcomes.

Accordingly, at March 31, 2008, the Company has recognized an estimated liability for all claims related to this matter in the amount of $9 million, reduced by $2.2 million for estimated tax benefits, for an aftertax effect of $6.8 million.  Of this amount, $181 was provided for in previous periods.  This amount represents the Company’s best estimate of liability.  However, as the matter is on-going, the ultimate outcome remains uncertain. Due to these uncertainties, actual results may eventually differ materially from the $9 million the Company has provided, and the range of reasonably possible loss cannot be estimated. As a result, there can be no assurance that that there will be additional provisions required, which could have a material adverse effect on the Company’s business, financial position, results of operations and cash flows.

3.           The Company has provided documents in response to a previously disclosed grand jury subpoena issued on October 15, 2002 by the United States District Court for the District of Massachusetts, directing the Company to produce specified documents dating back to 1996. The subpoena relates to an investigation, currently focused on the period from 1996 to 1999, by the Antitrust Division of the Department of Justice into the bidding and procurement activities involving the Company and several other defense contractors who have received similar subpoenas and may also be subjects of the investigation. On February 7, 2007, the Company was informed that the Antitrust Division has communicated to the Department of Justice in Washington, D.C. the results of its investigation which have not been made available to the Company. The Company has cooperated in the investigation, however, it does not have a sufficient basis to predict the outcome of the investigation. Should the Company be found to have violated the antitrust laws, the matter could have a material adverse effect on the Company’s business, financial position, results of operations and cash flows.

4.           On June 28, 2005, a suit, characterized as a class action employee suit, was filed in the U.S. Federal Court for the District of Massachusetts alleging violations of the Fair Labor Standards Act and certain provisions of Massachusetts General Laws. The Company believes that its practices comply with the Fair Labor Standards Act and Massachusetts General Laws. The Company intends to vigorously defend itself and has sought to have the complaint dismissed from Federal Court and addressed in accordance with the Company’s mandatory Dispute Resolution Program for the arbitration of workplace complaints. On April 10, 2006, the U.S. Federal Court for the District of Massachusetts entered an order granting in part the Company’s motion to dismiss the civil action filed in that court against the Company, and to compel compliance with its mandatory Dispute Resolution Program, directing that the parties arbitrate the aforementioned claims, and striking the class action waiver which was part of the Dispute Resolution Program. Following the District Court’s decision, the plaintiffs commenced arbitration before the American Arbitration Association, asserting the same claims as they asserted in the District Court. On January 26, 2007 the Company filed an appeal with the United States Court of Appeals for the Second Circuit appealing the portion of the District Court’s decision that the class action waiver is not enforceable. The U.S. Court of Appeals on November 19, 2007 concurred with the District Court’s opinion that the matter should proceed in arbitration and remanded the matter to the District Court. The parties have informed the District Court that they will proceed in arbitration as a class action. In the arbitration, the Company has filed a Motion to Dismiss and/or for Summary Disposition, asserting that the Company is entitled to use the “window of correction” provided by the Fair Labor Standards Act’s regulations and that the arbitration should be dismissed without further action in the arbitration. The motion is pending before the arbitrator. The outcome of this litigation, if unfavorable, could have a material adverse effect on the Company’s business, financial position, results of operations and cash flows.